Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Form S-8 Registration Statement of our report dated March 31, 2017, relating to the financial statements of MassRoots, Inc. as of December 31, 2016, and for the year then ended, which appear in MassRoots, Inc. Annual Report on Form 10-K for the year ended December 31, 2017. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Liggett & Webb, P.A.

New York, New York

July 9, 2018